Exhibit 10.6
AMENDMENT NO. 7
TO REVOLVING CREDIT AND SECURITY AGREEMENT
     THIS AMENDMENT NO. 7 (this “Agreement”) is entered into as of November 12, 2010, by and between DIGITAL RECORDERS, INC. (“DR”), TWINVISION OF NORTH AMERICA, INC. (“TVna”, collectively with DR, each a “Borrower”, and collectively the “Borrowers”), DRI CORPORATION (“DRI”, DRI and the Borrowers, each a “Loan Party, and collectively, the “Loan Parties”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).
BACKGROUND
     Loan Parties, Lenders and Agent are parties to that certain Revolving Credit and Security Agreement dated June 30, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.
     Loan Parties have requested that Agent and Lenders amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.
     NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrowers by Agent or Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms not otherwise defined or amended herein shall have the meanings given to them in the Loan Agreement.
     2. Amendment. Subject to the satisfaction of Section 3 below, the Loan Agreement is hereby amended as follows:
          (a) Section 1.2 of the Credit Agreement is hereby amended by inserting the following defined terms in their appropriate alphabetical order:
“Seventh Amendment” means that certain Amendment No. 7 to Revolving Credit and Security Agreement, dated as of November 12, 2010, among the Loan Parties, the Agent and the Lenders.
“Seventh Amendment Effective Date” means the date that the conditions of effectiveness to the Seventh Amendment have been satisfied.
          (b) Section 2.22 of the Loan Agreement is hereby amended by deleting the word “and” where it appears immediately before sub-clause (iv) of clause (a) thereof, and by inserting the following sub-clause immediately prior to the period at the end of such clause (a):

and (v) make a recallable equity investment in Mobitec AB on or after the Seventh Amendment Effective Date in an amount not to exceed $1,000,000
          (c) Section 2.6(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:
Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrowers’ Account as of the next Business Day following the Agent’s receipt of those items of payment, each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day following the Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned to Agent unpaid.
          (d) Section 6.5(a) of the Loan Agreement is hereby amended in its entirety to provide as follows:
Fixed Charge Coverage Ratio. Cause to be maintained as of the end of each fiscal quarter, for the twelve month period ending on the last day of such fiscal quarter, a Fixed Charge Coverage Ratio of not less than the ratio set forth below opposite such period:

Fixed Charge
Fiscal Quarter Ending:	Coverage Ratio:
September 30, 2010	0.70 to 1.0
December 31, 2010	0.85 to 1.0
March 31, 2011	1.00 to 1.0
June 30, 2011	1.05 to 1.0
          (e) The table appearing in Section 6.5(b) of the Loan Agreement is hereby amended in its entirety to provide as follows:

Fiscal Quarter Ending:	Leverage Ratio:
September 30, 2010	8.85 to 1.0
December 31, 2010	8.25 to 1.0
March 31, 2011	7.25 to 1.0
June 30, 2011	7.00 to 1.0
          (f) Section 6.5(c) of the Loan Agreement is hereby amended in its entirety to provide as follows:
Minimum EBITDA. Maintain as of the end of each fiscal quarter, for the twelve month period ending on the last day of such fiscal quarter, EBITDA of DRI on a Consolidated Basis of not less than the amount set forth below opposite such period:

Fiscal Quarter Ending:	Minimum EBITDA:
September 30, 2010	$4,750,000
December 31, 2010	$4,250,000
March 31, 2011 and each fiscal quarter ending thereafter	$5,000,000
          (g) Section 7.4 of the Loan Agreement is hereby amended in its entirety to provide as follows:
Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments by a Loan Party in any other Loan Party (other than DRI), (f) loans permitted by Section 7.5, (g) a recallable equity investment in Mobitec AB in an amount not to exceed the Contribution Amount and (h) a recallable equity investment in Mobitec AB on or after the Seventh Amendment Effective Date in an amount not to exceed $1,000,000, provided that both prior to and after giving effect to such recallable equity investment, (x) no Default or Event of Default has occurred and is continuing and (y) the Borrowers have at least $500,000 of Undrawn Availability.
          (h) Clause (y) of the second sentence of Section 7.10 of the Loan Agreement is hereby amended by deleting the amount of “2,000,000” appearing therein and inserting the amount of “$3,000,000” in lieu thereof.
          (i) Schedule 5.9 to the Loan Agreement is hereby restated in its entirety by Schedule 5.9 attached hereto.
     3. Conditions of Effectiveness. This Agreement shall become effective when Agent shall have received (x) four (4) copies of this Agreement executed by the Required Lenders and each Loan Party, (y) an amendment fee of $30,000, which may be charged to Borrowers’ Account as a Revolving Advance and (z) an executed copy of an amendment to the Subordinated Loan Documentation in form and substance satisfactory to Agent.
     4. Representations, Warranties and Covenants. Each Loan Party hereby represents, warrants and covenants as follows:
     (a) This Agreement, the Loan Agreement and the Other Documents constitute legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms.
     (b) Upon the effectiveness of this Agreement, each Loan Party hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and the Other Documents to the extent the same are not amended hereby and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Agreement.
     (c) The execution, delivery and performance of this Agreement and all other documents in connection therewith has been duly authorized by all necessary corporate action, and does not contravene, violate or cause the breach of any agreement, judgment, order, law or regulation applicable to any Loan Party.
     (d) No Event of Default or Default has occurred and is continuing or would exist after giving effect to this Agreement.
     (e) No Loan Party has any defense, counterclaim or offset with respect to the Loan Agreement or the Obligations.
     5. Effect on the Loan Agreement.
     (a) Upon the effectiveness of this Agreement, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby. Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed. This Agreement shall constitute an “Other Document” for all purposes under the Loan Agreement.
     (b) The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.
     6. Release. The Loan Parties hereby acknowledge and agree that: (a) neither they nor any of their Affiliates have any claim or cause of action against Agent or any Lender (or any of Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) Agent and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Loan Parties under the Loan Agreement and the Other Documents. Notwithstanding the foregoing, Agent and each Lender wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of Agent’s or such Lender’s rights, interests, security and/or remedies under the Loan Agreement and the Other Documents. Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Loan Parties (for themselves and their Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent of fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Loan Agreement or any Other Document, or any act, event or transaction related or attendant thereto, or Agent’s or any Lender’s agreements contained therein, or the possession, use, operation or control of any of the assets of agreements contained therein, or the possession, use, operation or control of any of the assets of the Loan Parties, or the making of any advance, or the management of such advance or the Collateral.
     7. Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York (other than those conflict of law rules that would defer to the substantive law of another jurisdiction).
     8. Cost and Expenses. Loan Parties hereby agree to pay the Agent, on demand, all costs and reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred in connection with this Agreement and any instruments or documents contemplated hereunder.

     9. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     10. Counterparts; Facsimile Signatures. This Agreement may be executed by the parties hereto in one or more counterparts of the entire document or of the signature pages hereto, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement. Any signature received by facsimile or electronic transmission shall be deemed an original signature hereto.
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     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION, as Lender and as Agent
By:	/s/ John Trieu
	Name:	John Trieu
	Title:	Vice President

DRI CORPORATION
By:	/s/ David L. Turney
	Name:	David L. Turney
	Title:	CEO

DIGITAL RECORDERS, INC.
By:	/s/ David L. Turney
	Name:	David L. Turney
	Title:	CEO

TWINVISION OF NORTH AMERICA, INC.
By:	/s/ David L. Turney
	Name:	David L. Turney
	Title:	CEO

[Signature Page to Amendment No. 7]